EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Braemar Hotels & Resorts Inc.
Dallas, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-223799, 333-209389, 333-200420, 333-200718 and 333-234663) and Form S-8 (Nos. 333-218888, 333-204705 and 333-194968), of Braemar Hotels & Resorts Inc., of our reports dated March 5, 2021, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Braemar Hotels & Resorts, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2020.

/s/ BDO USA, LLP

Dallas, Texas
March 5, 2021